Exhibit 1.1

Execution Copy

OPEN MARKET SALE AGREEMENT

June 9, 2011

JEFFERIES & COMPANY, INC.
520 Madison Avenue
New York, New York 10022

Ladies and Gentlemen:

General Maritime Corporation, a Marshall Islands corporation (the “Company”), proposes, subject to the terms and conditions stated herein, to issue and sell from time to time through Jefferies & Company, Inc., as sales agent and/or principal (the “Agent”), shares of the Company’s common stock, par value $0.01 per share (the “Common Shares”), having an aggregate offering price of up to $50,000,000 on the terms set forth in this agreement (this “Agreement”).

The Company has also entered into an Open Market Sale Agreement (the “Alternative Sale Agreement” and together with this Agreement, the “Sale Agreements”), dated as of the date hereof, with Dahlman Rose & Company, LLC (an “Alternative Agent” and together with the Agent, the “Sales Agents”).  The aggregate number of Shares to be issued and sold pursuant to the Sale Agreements shall not exceed the Maximum Program Amount (as defined herein).

Section 1.  DEFINITIONS

(a)           Certain Definitions.  For purposes of this Agreement, capitalized terms used herein and not otherwise defined shall have the following respective meanings:

“Affiliate” (as such term is used in Section 2(bb)) of a Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first- mentioned Person. The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agency Period” means the period commencing on the Effective Date and expiring on the earliest to occur of (x) the date on which the Agent and the Alternative Agent in the aggregate shall have placed the Maximum Program Amount pursuant to the Sale Agreements, (y) the date this Agreement is terminated pursuant to Section 7 and (z) the third anniversary of the Effective Date.

“Agent” has the meaning set forth in the introductory paragraph of this Agreement.

“Agreement” has the meaning set forth in the introductory paragraph of this Agreement.

“Annual Report” has the meaning set forth in Section 2(a).

“Base Prospectus” has the meaning set forth in Section 2(a).

“Code” has the meaning set forth in Section 2(dd).

“Commission” means the U.S. Securities and Exchange Commission.

“Common Shares” has the meaning set forth in the introductory paragraph of this Agreement.

“Company” has the meaning set forth in the introductory paragraph of this Agreement.

“Effective Date” has the meaning set forth in Section 3(a)(ii).

“Environmental Laws” has the meaning set forth in Section 2(cc).

“ERISA” has the meaning set forth in Section 2(dd).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder.

“FINRA” has the meaning set forth in Section 2(bb).

“Floor Price” means the minimum per share price set by the Company in the Issuance Notice below which the Agent shall not sell Shares during the applicable Selling Period, which may be adjusted by the Company at any time during the Selling Period by delivering written notice of such change to the Agent and which in no event shall be less than $1.00 per share without the prior written consent of the Agent, which may be withheld in the Agent’s sole discretion.

“Free Writing Prospectus” has the meaning set forth in Section 4(d).

“Issuance Amount” means the aggregate Sales Price of the Shares to be sold by the Agent pursuant to any Issuance Notice.

“Issuance Notice” means a written notice delivered to the Agent by the Company in accordance with this Agreement in the form attached hereto as Exhibit A that is executed by its Chief Executive Officer, President or Chief Financial Officer, or any Vice President of the Company.

“Issuance Notice Date” means any Trading Day during the Agency Period that an Issuance Notice is delivered pursuant to Section 3(b)(i).

“Issuance Price” means the Sales Price less the Selling Commission.

“Issuance Supplement” has the meaning set forth in Section 2(a).

“Intellectual Property” has the meaning set forth in Section 2(t).

“Investment Company Act” has the meaning set forth in Section 2(x).

“Material Adverse Change” has the meaning set forth in Section 2(n).

“Maximum Program Amount” means Common Shares with an aggregate Sales Price of the lesser of (1) $50,000,000 and (2) the aggregate amount of Shares registered under the Registration Statement.

“Money Laundering Laws” has the meaning set forth in Section 2(gg).

“OFAC” has the meaning set forth in Section 2(hh).

“Original Registration Statement” has the meaning set forth in Section 2(a).

“Other Offering Amendment” means an amendment or supplement to the Registration Statement or Prospectus relating solely to the issuance or offering of securities other than the Common Shares.

“PCAOB” has the meaning set forth in Section 2(k).

“Person” means an individual or a corporation, partnership, limited liability company, trust, incorporated or unincorporated association, joint venture, joint stock company, governmental authority or other entity of any kind.

“Plan” has the meaning set forth in Section 2(dd).

“Principal Market” means the New York Stock Exchange or such other national securities exchange on which the Common Shares, including any Shares, are then listed.

“Prospectus” has the meaning set forth in Section 2(a).

“Registration Statement” has the meaning set forth in Section 2(a).

“Representation Date” has the meaning set forth in the introductory paragraph of Section 2.

“Sales Price” means the actual sale execution price of each Share placed by the Agent pursuant to this Agreement.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder.

“Selling Commission” means (i) 2.5 percent (2.5%) of the gross proceeds for Shares sold pursuant to this Agreement to any Persons not contemplated by the following clause (ii), and (ii) 2.0 percent (2.0%) of the gross proceeds for Shares sold pursuant to this Agreement to any Persons listed on Schedule A.  The compensation rate in clause (i) shall apply whether the Agent acts as agent or as principal.

“Selling Period” means the period of one to twenty consecutive Trading Days (as determined by the Company in the Company’s sole discretion and specified in the applicable Issuance Notice) including the Trading Day on which an Issuance Notice is delivered pursuant to Section 3(b)(i), if such notice is delivered prior to 3:00 p.m. (New York City time), and otherwise, following the Trading Day on which an Issuance Notice is delivered pursuant to Section 3(b)(i).

“Settlement Date” means the third business day following each Trading Day during the Selling Period on which Shares are sold pursuant to this Agreement, when the Company shall deliver to the Agent the amount of Shares sold on such Trading Day and the Agent shall deliver to the Company the Issuance Price received on such sales.

“Shares” shall mean the Common Shares issued or issuable pursuant to the Sale Agreements.

“Stand Off Period” has the meaning set forth in Section 4(v).

“Time of Sale” has the meaning set forth in Section 3(b)(v).

“Time of Sale Information” has the meaning set forth in Section 2(b).

“Trading Day” means any day on which the Principal Market is open for trading.

“Triggering Event” has the meaning set forth in Section 4(o).

Section 2.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to, and agrees with, the Agent that as of (1) the Effective Date, (2) each Issuance Notice Date, (3) each Settlement Date, (4) any time that the Registration Statement or the Prospectus shall be amended or supplemented and (5) as of each Time of Sale (each of the times referenced above is referred to herein as a “Representation Date”), except as may be disclosed in the Prospectus (including any documents incorporated by reference therein and any supplements thereto) on or before a Representation Date:

(a)           Registration Statement.  The Company has prepared and filed with the Commission a shelf registration statement on Form S-3 (File No. 33-157215) that contains a base prospectus (the “Base Prospectus”).  Such registration statement registers the issuance and sale by the Company of the Shares under the Securities Act.  Such registration statement, including any information deemed to be a part thereof pursuant to Rule 430B under the Securities Act, including all financial statements, exhibits and schedules thereto and all documents incorporated or deemed to be incorporated therein by reference pursuant to Item 12 of Form S-3 under the Securities Act as from time to time amended or supplemented, is herein referred to as the “Registration Statement,” and the prospectus constituting a part of such registration statement, together with any prospectus supplement filed with the Commission pursuant to Rule 424(b) under the Securities Act relating to or in connection with a particular issuance of the Shares (each, an “Issuance Supplement”), including all documents incorporated or deemed to be incorporated therein by reference pursuant to Item 12 of Form S-3 under the Securities Act, in each case, as from time to time amended or supplemented, is referred to herein as the “Prospectus,” except that if any revised prospectus is provided to the Agent by the Company for use in connection with the offering of the Shares that is not required to be filed by the Company pursuant to Rule 424(b) under the Securities Act, the term “Prospectus” shall refer to such revised prospectus from and after the time it is first provided to the Agent for such use.  The Registration Statement at the time it originally became effective is herein called the “Original Registration Statement.”  As used in this Agreement, the terms “amendment” or “supplement” when applied to the Registration Statement or the Prospectus shall be deemed to include the filing by the Company with the Commission of any document under the Exchange Act after the date hereof that is or is deemed to be incorporated therein by reference.

All references in this Agreement to financial statements and schedules and other information which is “contained,” “included” or “stated” in the Registration Statement or the Prospectus (and all other references of like import) shall be deemed to mean and include all such financial statements and schedules and other information which is or is deemed to be incorporated by reference in or otherwise deemed under the Securities Act to be a part of or included in the Registration Statement or the Prospectus, as the case may be, as of any specified date; and all references in this Agreement to amendments or supplements to the Registration Statement or the Prospectus shall be deemed to mean and include, without limitation, the filing of any document under the Exchange Act which is or is deemed to be incorporated by reference in or otherwise deemed under the Securities Act to be a part of or included in the Registration Statement or the Prospectus, as the case may be, as of any specified date.

At the time the Registration Statement was originally declared effective and at the time the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 (the “Annual Report”) was filed with the Commission, the Company met the then-applicable requirements for use of Form S-3 under the Securities Act.

(b)           Compliance with Registration Requirements.  The Original Registration Statement has been declared effective by the Commission under the Securities Act.  No stop order suspending the effectiveness of the Registration Statement is in effect and no proceedings for such purpose have been instituted or are pending or, to the best knowledge of the Company, are contemplated or threatened by the Commission.

The Prospectus when filed complied in all material respects with the Securities Act and, if filed by electronic transmission pursuant to Interactive Data Electronic Applications (except as may be permitted by Regulation S-T under the Securities Act), was identical to the copy thereof delivered to the Agent for use in connection with the issuance and sale of the Shares.  Each of the Registration Statement and any post-effective amendment thereto, at the time it became effective and on all Representation Dates, complied and will comply in all material respects with the Securities Act and did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.  As of the Effective Date, the Prospectus and any Free Writing Prospectus considered together (collectively, the “Time of Sale Information”) did not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.  The Prospectus, as amended or supplemented, as of its date and at all subsequent times, did not and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  The representations and warranties set forth in the three immediately preceding sentences do not apply to statements in or omissions from the Registration Statement or any post-effective amendment thereto, or the Prospectus, or any amendments or supplements thereto, made in reliance upon and in conformity with information relating to the Agent furnished to the Company in writing by the Agent expressly for use therein, it being understood and agreed that the only such information furnished by the Agent to the Company consists of the information described in Section 6.  There are no contracts or other documents required to be described in the Prospectus or to be filed as exhibits to the Registration Statement which have not been described or filed as required.

(c)           Use of Free Writing Prospectuses.  Any Free Writing Prospectus that the Company is required to file pursuant to Rule 433(d) under the Securities Act has been, or will be, filed with the Commission in accordance with the requirements of the Securities Act.  Each Free Writing Prospectus that the Company has filed, or is required to file, pursuant to Rule 433(d) under the Securities Act or that was prepared by or behalf of or used or referred to by the Company complies or will comply in all material respects with the requirements of Rule 433 under the Securities Act including timely filing with the Commission or retention where required and legending, and each such Free Writing Prospectus, as of its issue date and at each other Representation Date through the completion of the issuance and sale of the Shares did not, does not and will not include any information that conflicted, conflicts with or will conflict with the information contained in the Registration Statement or the Prospectus, including any document incorporated by reference therein.  Except for the Free Writing Prospectuses, if any, identified in Schedule B hereto, and electronic road shows, if any, furnished to the Agent before first use, the Company has not prepared, used or referred to, and will not, without the Agent’s prior consent, prepare, use or refer to, any Free Writing Prospectus.

(d)           Incorporated Documents. The documents incorporated or deemed to be incorporated by reference in the Prospectus, when they became effective or were filed with the Commission, as the case may be, conformed in all material respects to the requirements of the Securities Act or the Exchange Act, as applicable, and the rules and regulations of the Commission thereunder, and none of such documents contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(e)           Exchange Act Compliance.  Any further documents so filed and incorporated by reference in the Prospectus or any further amendment or supplement thereto, when such documents become effective or are filed with the Commission, as the case may be, will conform in all material respects to the requirements of the Securities Act or the Exchange Act, as applicable, and the rules and regulations of the Commission thereunder, and, when read together with the other information in the Prospectus, at the time the Registration Statement and any amendments thereto become effective and at the First Closing Date and the applicable Option Closing Date, as the case may be, will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(f)           Statistical and Market-Related Data.  Nothing has come to the attention of the Company that has caused the Company to believe that the statistical and market-related data included or incorporated by reference in the Prospectus is not based on or derived from sources that are reliable and accurate in all material respects.

(g)           Disclosure Controls and Procedures; Deficiencies in or Changes to Internal Control Over Financial Reporting.  The Company and its subsidiaries maintain systems of “internal control over financial reporting” (as defined in Rule 13a-15(f) of the Exchange Act) that comply with the requirements of the Exchange Act and have been designed by, or under the supervision of, their respective principal executive and principal financial officers, or individuals performing similar functions, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.  The Company and its subsidiaries maintain internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  Except as disclosed in the Prospectus, there are no material weaknesses or significant deficiencies in the Company’s internal controls.

(h)           The Agreement; Authorization of the Shares. This Agreement and the Shares have been duly authorized by the Company. This Agreement has been duly executed and delivered by the Company and, when duly executed and delivered in accordance with its terms by each of the other parties thereto, will constitute a valid and legally binding agreement of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer or similar laws affecting the enforceability of creditors’ rights generally or by equitable principles relating to enforceability (regardless of whether enforceability is considered in a proceeding in equity or at law) and except that rights to indemnity and contribution thereunder may be limited by applicable law and public policy.

The Company has full right, power and authority to execute and deliver this Agreement, to issue, sell and deliver the Shares, as applicable, under this Agreement, and to perform its obligations hereunder and thereunder; and all action required to be taken for the due and proper authorization, execution and delivery of this Agreement, the issuance and sale of the Shares and the consummation of the transactions contemplated thereby has been duly and validly taken. The Shares when issued and delivered by the Company pursuant to this Agreement will be validly issued, fully paid and nonassessable.  Except as otherwise disclosed in the Prospectus, the issuance and sale of the Shares is not subject to any preemptive rights, rights of first refusal or other similar rights to subscribe for or purchase the Shares.

(i)           No Applicable Registration or Other Similar Rights.  There are no Persons with registration or other similar rights to have any equity or debt securities registered for sale under the Registration Statement or included in the offering contemplated by this Agreement.

(j)           No Material Adverse Change.  Except as otherwise disclosed in the Registration Statement and the Prospectus, subsequent to the most recent respective dates as of which information is given in the Registration Statement and the Prospectus: (i) there has been no material adverse change, or any development involving a prospective material adverse change, in or affecting the business, properties, management, financial position or results of operations of the Company and its subsidiaries taken as a whole; (ii) there has not been any change in the capital stock or long-term debt of the Company or any of its subsidiaries, or any dividend or distribution of any kind declared, set aside for payment, paid or made by the Company on any class of capital stock; (iii) neither the Company nor any of its subsidiaries has entered into any transaction or agreement that is material to the Company and its subsidiaries taken as a whole or incurred any liability or obligation, direct or contingent, that is material to the Company and its subsidiaries taken as a whole; (iv) neither the Company nor any of its subsidiaries has sustained any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor disturbance or dispute or any action, order or decree of any court or arbitrator or governmental or regulatory authority; (v) there has not been a material loss (whether actual or constructive or partial or total) of or to any of the vessels that are described in the Prospectus as owned or to be acquired by the Company or any Subsidiary; and (vi) no such vessel has been arrested or requisitioned for title or hire.

(k)           Independent Accountants. Deloitte & Touche LLP, who have certified certain financial statements of the Company and its subsidiaries, are independent public accountants with respect to the Company and its subsidiaries within the applicable rules and regulations adopted by the Commission and the Public Company Accounting Oversight Board (United States) (the “PCAOB”).

(l)           Financial Statements.  The financial statements and the related notes thereto included in the Registration Statement and the Prospectus present fairly the consolidated financial position of the Company and its subsidiaries as of and at the dates indicated and the results of their operations and cash flows for the periods specified.  Such financial statements have been prepared in conformity with generally accepted accounting principles as applied in the United States applied on a consistent basis throughout the periods involved, except as may be expressly stated in the related notes thereto.

(m)           Company’s Accounting System.  The Company and its subsidiaries maintain an effective system of “disclosure controls and procedures” (as defined in Rule 13a-15(e) of the Exchange Act) that is designed to ensure that information required to be disclosed by the Company in reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the Commission’s rules and forms, including controls and procedures designed to ensure that such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure.  The Company and its subsidiaries have carried out evaluations of the effectiveness of their disclosure controls and procedures as required by Rule 13a-15 of the Exchange Act.

(n)           Incorporation and Good Standing of the Company.  The Company and each of its subsidiaries have been duly organized and are validly existing and in good standing under the laws of their respective jurisdictions of organization, are duly qualified to do business and are in good standing in each jurisdiction in which their respective ownership or lease of property or the conduct of their respective businesses requires such qualification, and have all power and authority necessary to own or hold their respective properties and to conduct the businesses in which they are engaged, except where the failure to be so qualified, in good standing or have such power or authority would not, individually or in the aggregate, have a material adverse effect on the business, properties, management, financial position, results of operations or prospects of the Company and its subsidiaries taken as a whole or on the performance by the Company of its obligations under this Agreement (a “Material Adverse Change”).

(o)           Capitalization and Other Capital Stock Matters.  The Company has an authorized capitalization as set forth in the Prospectus and all the outstanding shares of capital stock or other equity interests of each subsidiary of the Company have been duly and validly authorized and issued, are fully paid and non-assessable and are owned directly or indirectly by the Company (except, in the case of any foreign subsidiary, for directors’ qualifying shares or shares otherwise required to be owned by other Persons other than the Company pursuant to applicable law), free and clear of any lien, charge, encumbrance, security interest, restriction on voting or transfer or any other claim of any third party, other than those arising under (i) the Company’s Amended and Restated Credit Agreement, dated as of October 20, 2008, as amended and restated on May 6, 2011 (and as further amended, supplemented or otherwise modified as of the date hereof), (ii) the Company’s Credit Agreement, dated as of July 16, 2010, as amended and restated on May 6, 2011 (and as further amended, supplemented or otherwise modified as of the date hereof), and (iii) the Company’s Credit Agreement, dated as of March 29, 2011, as amended and restated on May 6, 2011 (and as further amended, supplemented or otherwise modified as of the date hereof), in each case as described in the Prospectus.  None of the outstanding Common Shares was issued in violation of any preemptive rights, rights of first refusal or other similar rights to subscribe for or purchase securities of the Company.  There are no authorized or outstanding options, warrants, preemptive rights, rights of first refusal or other rights to purchase, or equity or debt securities convertible into or exchangeable or exercisable for, any capital stock of the Company or any of its subsidiaries other than those accurately described in the Prospectus.  The description of the Company’s stock option, stock bonus and other stock plans or arrangements, and the options or other rights granted thereunder, set forth in the Prospectus accurately and fairly presents the information required to be shown with respect to such plans, arrangements, options and rights.

(p)           Stock Exchange Listing. The Common Shares are listed on the New York Stock Exchange, and the Company has not received any notification that the New York Stock Exchange is contemplating terminating such listing.

(q)           Non-Contravention of Existing Instruments; No Further Authorizations or Approvals Required.  Neither the Company nor any of its subsidiaries is (i) in violation of its charter or by-laws or similar organizational documents; (ii) in default, and no event has occurred that, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company or any of its subsidiaries is subject; or (iii) in violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority, except, in the case of clauses (ii) and (iii) above, for any such default or violation that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Change.  The execution, delivery and performance by the Company of this Agreement, the issuance and sale of the Shares and the consummation of the transactions contemplated by this Agreement will not: (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its subsidiaries pursuant to, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company or any of its subsidiaries is subject, (ii) result in any violation of the provisions of the charter or by-laws or similar organizational documents of the Company or any of its subsidiaries or (iii) result in the violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority, except, in the case of clauses (i) and (iii) above, for any such conflict, breach, violation, default, lien, charge or encumbrance that would not, individually or in the aggregate, have a Material Adverse Change.  No consent, approval, authorization, order, registration or qualification of or with any court or arbitrator or governmental or regulatory authority is required for the execution, delivery and performance by the Company of this Agreement, the issuance and sale of the Shares, compliance by the Company with this Agreement and the consummation of the transactions contemplated herein, except for such consents, approvals, authorizations, orders and registrations or qualifications as may be required under applicable state securities laws .

(r)           No Material Actions or Proceedings.  Other than as set forth in the Prospectus, there are no legal, governmental or regulatory investigations, actions, suits or proceedings pending to which the Company or any of its subsidiaries is a party or of which any property of the Company or any of its subsidiaries is the subject, which, if determined adversely to the Company or any of its subsidiaries, would individually or in the aggregate have a Material Adverse Change; and, to the Company’s knowledge, no such investigations, actions, suits or proceedings are threatened or contemplated by governmental authorities or threatened by others.

(s)           No Labor Disturbance or Disputes.  No labor disturbance by or dispute with employees of the Company or any of its subsidiaries exists or, to the knowledge of the Company and each of the subsidiary, is contemplated or threatened, in each case that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Change.

(t)           Intellectual Property Rights.  The Company and its subsidiaries own or possess adequate rights to use all material patents, patent applications, trademarks, service marks, trade names, trademark registrations, service mark registrations, copyrights, licenses and know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures) necessary for the conduct of their respective businesses as presently conducted (“Intellectual Property”), except where the failure to own or possess any such Intellectual Property would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Change; and the Company and its subsidiaries have not received any notice of any claim of infringement of or conflict with any such rights of others which, individually or in aggregate, would reasonably be expected to have a Material Adverse Change.

(u)           All Necessary Permits, etc.  The Company and its subsidiaries possess all licenses, certificates, permits and other authorizations issued by, and have made all declarations and filings with, the appropriate federal, state, local or foreign governmental or regulatory authorities that are necessary for the ownership or lease of their respective properties or the conduct of their respective businesses as described in the Prospectus, except where the failure to possess or make the same would not, individually or in the aggregate, have a Material Adverse Change; and, except as described in the Prospectus, neither the Company nor any of its subsidiaries has received notice of any revocation or modification of any such license, certificate, permit or authorization or has any reason to believe that any such license, certificate, permit or authorization will not be renewed in the ordinary course, which could reasonably be expected, individually or in the aggregate, to have a Material Adverse Change.

(v)           Title to Properties.  The Company and its subsidiaries have good and marketable title in fee simple to all real property and good and marketable title to all personal property owned by them, in each case free and clear of all liens, encumbrances and defects except such as are described in the Prospectus or such as do not materially affect the value of such property, do not interfere with the use made and proposed to be made of such property by the Company and its subsidiaries or could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Change; and any real property and buildings held under lease by the Company and its subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as are not material, do not interfere with the use made and proposed to be made of such property and buildings by the Company and its subsidiaries or could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Change.

Each of the vessels owned by the Company or one of its subsidiaries has been duly registered in the name of the subsidiary of the Company that owns it under the laws and regulations and the flag of the nation of its registration and no other action is necessary to establish and perfect such subsidiary’s title to and interest in such vessels against any charterer or third party.

(w)           Tax Law Compliance.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Change, the Company and its subsidiaries have paid all federal, state, local and foreign taxes and filed all tax returns required to be paid or filed through the date hereof or have established adequate reserves for the payment thereof; and, except as otherwise disclosed in the Prospectus, there is no tax deficiency that has been, or would reasonably be expected to be, asserted against the Company or any of its subsidiaries or any of their respective properties or assets that would, individually or in the aggregate, have a Material Adverse Change. All material tax liabilities have been adequately provided for in the financial statements of the Company to the extent required under generally accepted accounting principles and the Securities Act and Exchange Act.

(x)           Company Not an “Investment Company.”  The Company is not, and will not be, either after receipt of payment for the Shares or after the application of the proceeds therefrom as described under “Use of Proceeds” in the Prospectus, an “investment company” within the meaning of the Investment Company Act of 1940, as amended (the “Investment Company Act”).

(y)           Insurance.  The Company and its subsidiaries have insurance covering their respective properties, operations, personnel and businesses, including protection and indemnity and business interruption insurance, which insurance is in amounts and insures against such losses and risks as are adequate to protect the Company and its subsidiaries and their respective businesses as consistent with industry practice; and neither the Company nor any of its subsidiaries has (i) received notice from any insurer or agent of such insurer that capital improvements or other expenditures are required or necessary to be made in order to continue such insurance or (ii) any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Change.

(z)             No Price Stabilization or Manipulation.  Neither the Company nor any of its subsidiaries has taken, directly or indirectly, any action designed to or that could reasonably be expected to cause or result in any stabilization or manipulation of the price of the Shares.

(aa)           Related Party Transactions.  No relationship, direct or indirect, exists between or among the Company or any of its subsidiaries, on the one hand, and the directors, officers, stockholders, customers or suppliers of the Company or any of its subsidiaries, on the other, that would be required by the Securities Act to be described in a registration statement to be filed with the Commission and that is not so described in the Prospectus.

(bb)           FINRA Matters.  The Company meets the requirements for use of Form S-3 under the Securities Act specified in Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5110(b)(7)(C)(i).  Neither the Company nor any of its Affiliates directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, or is a Person associated with, any member firm of FINRA.

(cc)           Compliance with Environmental Laws.  Except as described in the Prospectus, (i) the Company and its subsidiaries (i) are in compliance with, and have not violated, any and all applicable federal, state, local and foreign and international laws, rules, regulations, decisions and orders relating to the protection of human health and safety, the environment or natural resources or to hazardous or toxic substances or wastes, pollutants or contaminants (collectively, “Environmental Laws”); (ii) have received and are in compliance with all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses; and (iii) have not received notice of any actual or potential liability under or relating to any Environmental Laws, including for the investigation or remediation of any disposal or release of hazardous or toxic substances or wastes, pollutants or contaminants, except in any such case for any such failure to comply with, or failure to receive required permits, licenses or approvals, or liability, as would not, individually or in the aggregate, have a Material Adverse Change. Except as described in the Prospectus, there are no proceedings that are pending or, to the knowledge of the Company or its subsidiaries, contemplated against the Company or any of its subsidiaries under any Environmental Laws in which a governmental entity is also a party, other than such proceedings regarding which it is reasonably believed no monetary sanctions of $100,000 or more will be imposed, and none of the Company and its subsidiaries anticipates material capital expenditures relating to any Environmental Laws.

(dd)           ERISA Compliance.  Each employee benefit plan, within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), for which the Company or any member of its Controlled Group (defined as any organization which is a member of a controlled group of corporations within the meaning of Section 414 of the Internal Revenue Code of 1986, as amended (the “Code”)) would have any liability (each, a “Plan”)  has been maintained in compliance with its terms and the requirements of any applicable statutes, orders, rules and regulations, including but not limited to ERISA and the Code, except where the failure to be in compliance would not, individually or in the aggregate,  have a Material Adverse Change; no “reportable event” (within the meaning of Section 4043(c) of ERISA) has occurred or is reasonably expected to occur and no prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any such Plan excluding transactions effected pursuant to a statutory or administrative exemption; for each such Plan that is subject to the funding rules of Section 412 of the Code or Section 302 of ERISA, no Plan has failed, or is reasonably expected to fail, to satisfy the minimum funding standards (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived, and the fair market value of the assets of each such Plan (excluding for these purposes accrued but unpaid contributions) exceeds the present value of all benefits accrued under such Plan determined based on those actuarial assumptions used to fund such Plan;  neither the Company or any member of its Controlled Group has incurred, or reasonably expects to incur, any liability under Title IV of ERISA (other than contributions to the plan or premiums to the PBGC in the ordinary course and without default) in respect of a Plan (including a “multiemployer plan”, within the meaning of Section 4001(c)(3) of ERISA); and each Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and nothing has occurred, whether by action or by failure to act, which would cause the loss of such qualification.

(ee)           Brokers.  Neither the Company nor any of its subsidiaries is a party to any contract agreement or understanding with any Person (other than this Agreement and the Alternative Sale Agreement) that would give rise to a valid claim against any of them or the Agent for a brokerage commission, finder’s fee or like payment as a result of any transactions contemplated by this Agreement.

(ff)           Foreign Corrupt Practices Act.  Neither the Company nor any of its subsidiaries nor, to the knowledge of the Company and each of its subsidiaries, any director, officer, agent, employee or other Person associated with or acting on behalf of the Company or any of its subsidiaries has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

(gg)           Money Laundering Laws.  The operations of the Company and its subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Company and its subsidiaries, threatened.

(hh)           OFAC.  None of the Company, any of its subsidiaries or, to the knowledge of the Company and its subsidiaries, any director, officer, agent, employee or affiliate of the Company or any of its subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”); and the Company will not directly or indirectly use the proceeds of the offering of the Shares hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC.

(ii)           Sarbanes-Oxley.  There is and has been no failure on the part of the Company or, to the knowledge of the Company, any of the Company’s directors or officers, in their capacities as such, to comply in all material respects with any provision of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith (the “Sarbanes-Oxley Act”), including Section 402 related to loans and Sections 302 and 906 related to certifications.

(jj)           Duties, Transfer Taxes, Etc.  Except as set forth in the Prospectus, with respect to non-residents of the Marshall Islands, there are no stamp or other issuance or transfer taxes or duties and no capital gains, income, withholding or other taxes payable to the Marshall Islands or any political subdivision or taxing authority thereof or therein in connection with the sale and delivery of the Shares by the Company in the manner contemplated by, and in accordance with the terms of, this Agreement. Neither any of the holders of the Shares nor the Agent will be deemed resident, domiciled, carrying on business or subject to taxation in the Marshall Islands on an overall income basis solely by the execution, delivery, performance or enforcement of this Agreement or the issuance or sale of the Shares or by virtue of the ownership or transfer of Shares or the receipt of payments thereon.

Any certificate signed by any officer or representative of the Company or any of its subsidiaries and delivered to the Agent or counsel for the Agent pursuant to this Agreement in connection with an issuance of Shares shall be deemed a representation and warranty by the Company to the Agent, in accordance with the terms and subject to the conditions of this Agreement, as to the matters covered thereby on the date of such certificate.

Section 3.  ISSUANCE AND SALE OF COMMON SHARES

(a)           (i)  Sale of Securities.  On the basis of the representations, warranties and agreements herein contained, but subject to the terms and conditions herein set forth, the Company and the Agent agree that the Company may from time to time seek to sell Shares through the Agent, acting as sales agent, or directly to the Agent, acting as principal, as follows, with an aggregate Sales Price of up to the Maximum Program Amount, based on and in accordance with Issuance Notices as the Company may deliver, during the Agency Period.

(ii)  Agreement Effectiveness.  This Agreement shall be deemed effective on the date on which each of the following conditions has been satisfied (the “Effective Date”):

                             (A)        the execution and delivery of this Agreement by the parties hereto; and

(B)           the Agent shall have received the documents identified in Section 4(o)(W), Section 4(o)(X), Section 4(o)(Y) and Section 4(o)(Z), with the understanding that the form and substance of (a) the legal opinions required by Section 4(o)(W) shall be in the form contained in Exhibits B-1 through B-3, and (b) the comfort letter required by Section 4(o)(X) shall be in the form agreed to as of the Effective Date.

The Effective Date must occur prior to the delivery of any Issuance Notice by the Company and the efforts by the Agent to place any Shares.

(b)           Mechanics of Issuances.

(i)        Issuance Notice.  Upon the terms and subject to the conditions set forth herein, on any Trading Day during the Agency Period on which the conditions set forth in Section 5(a) and Section 5(b) shall have been satisfied, the Company may exercise its right to request an issuance of Shares by delivering to the Agent an Issuance Notice; provided, however, that (A) in no event may the Company deliver an Issuance Notice to the extent that (I) the sum of (x) the aggregate Sales Price of the requested Issuance Amount, plus (y) the aggregate Sales Price of all Shares issued under all previous Issuance Notices effected pursuant to the Sale Agreements, would exceed the Maximum Program Amount; and (B) prior to delivery of any Issuance Notice, the Selling Period for any previous Issuance Notice shall have expired or been terminated. An Issuance Notice shall be considered delivered on the Trading Day that it is received by e-mail to the persons to be identified in writing by the Agent prior to the delivery of such e-mail and confirmed by the Company by telephone (including a voicemail message to the persons so identified), with the understanding that, with adequate prior written notice, the Agent may modify the list of such persons from time to time in accordance with Section 8(c).

(ii)       Agent Efforts.  Upon the terms and subject to the conditions set forth in this Agreement, upon the receipt of an Issuance Notice, the Agent will use its commercially reasonable efforts consistent with its normal sales and trading practices to place the Shares with respect to which the Agent has agreed to act as sales agent, subject to, and in accordance with the information specified in, the Issuance Notice, unless the sale of the Shares described therein has been suspended, cancelled or otherwise terminated in accordance with the terms of this Agreement.  For the avoidance of doubt, the parties to this Agreement may modify an Issuance Notice at any time provided they both agree in writing to any such modification.

(iii)      Method of Offer and Sale.  The Shares may be offered and sold (A) in privately negotiated transactions, (B) as crosses, (C) as block transactions (provided, however, that no Shares may be offered and sold in any block transaction or block transactions hereunder if and to the extent that (1) the aggregate number of such Shares so offered and sold have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding as of the date of this Agreement, or (2) the aggregate number of such Shares to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of Common Shares outstanding as of the date of this Agreement) or (D) by any other method or payment permitted by law deemed to be an “at the market” offering as defined in Rule 415 under the Securities Act, including sales made directly on the Principal Market or sales made to or through a market maker or through an electronic communications network. Nothing in this Agreement shall be deemed to require either party to agree to the method of offer and sale specified in the preceding sentence, and (except as specified in clause (D) above) the method of placement of any Shares by the Agent shall be at the Agent’s discretion.

(iv)     Confirmation to the Company.  If acting as sales agent hereunder, the Agent will provide written confirmation to the Company no later than the opening of the Trading Day next following the Trading Day on which it has placed Shares hereunder setting forth the number of shares sold on such Trading Day, the corresponding Settlement Date, Sales Price and Issuance Price payable to the Company in respect thereof.

(v)      Settlement.  Each issuance of Shares will be settled on the applicable Settlement Date for such issuance of Shares and, subject to the provisions of Section 5, on or before each Settlement Date, the Company will, or will cause its transfer agent to, electronically transfer the Shares being sold by crediting the Agent or its designee’s account at The Depository Trust Company through its Deposit/Withdrawal At Custodian (DWAC) System, or by such other means of delivery as may be mutually agreed upon by the parties hereto and, upon receipt of such Shares, which in all cases shall be registered shares in good deliverable form, the Agent will deliver, by wire transfer of immediately available funds, the related Issuance Price in same day funds delivered to an account designated by the Company prior to the Settlement Date.  The Company may sell Shares to the Agent as principal at a price agreed upon (but subject to payment of the Selling Commission as provided herein) at each relevant time Shares are sold pursuant to this Agreement (each, a “Time of Sale”).

(vi)     Suspension or Termination of Sales.  Consistent with standard market settlement practices, the Company or the Agent may, upon notice to the other party hereto in writing or by telephone (confirmed immediately by verifiable email), suspend any sale of Shares, and the Selling Period shall immediately terminate; provided, however, that: (A) such suspension and termination shall not affect or impair either party’s obligations with respect to any Shares placed or sold hereunder prior to the receipt of such notice; (B) if the Company suspends or terminates any sale of Shares after the Agent confirms such sale to the Company, the Company shall still be obligated to comply with Section 3(b)(v) with respect to such Shares; and (C) if the Company defaults in its obligation to deliver Shares on a Settlement Date, the Company agrees that it will, in accordance with Section 6, hold the Agent harmless against any loss, claim, damage or expense (including, without limitation, penalties, interest and reasonable legal fees and expenses), as incurred, arising out of or in connection with such default by the Company.  The parties hereto acknowledge and agree that, in performing its obligations under this Agreement, the Agent may borrow Common Shares from stock lenders in the event that the Company has not delivered Shares to settle sales as required by subsection (v) above, and may use the Shares to settle or close out such borrowings.  The Company agrees that no such notice shall be effective against the Agent unless it is made to the persons identified in writing by the Agent pursuant to Section 3(b)(i).

(vii)    No Guarantee of Placement, Etc.  The Company acknowledges and agrees that (A) there can be no assurance that the Agent will be successful in placing Shares, (B) subject to the terms and conditions stated herein, the Agent will incur no liability or obligation to the Company or any other Person if it does not sell Shares, and (C) the Agent shall be under no obligation to purchase Shares on a principal basis pursuant to this Agreement, except as otherwise specifically agreed by the Agent and the Company.

(viii)   Blackouts.  Notwithstanding any other provision of this Agreement, the Company and the Agent agree that the Company shall not deliver any Issuance Notice to the Agent, and the Agent shall not be obligated to place any Shares, during any period in which the Company is, or could be deemed to be, in possession of material non-public information.

(c)           Fees.  As compensation for services rendered, the Company shall pay to the Agent, on the applicable Settlement Date, the applicable Selling Commission for the applicable Issuance Amount (including with respect to Shares placed or sold prior to any suspended or terminated sale pursuant to Section 3(b)(vi)) by the Agent deducting the applicable Selling Commission from the applicable Issuance Amount.

(d)           Expenses.  The Company covenants and agrees that it will pay or cause to be paid the following: (i) the reasonable fees, disbursements and expenses of the Company’s counsel and accountants in connection with the registration of the Shares under the Securities Act and all other expenses in connection with the preparation, printing, reproduction and filing of the Registration Statement, the Base Prospectus and the Prospectus and amendments and supplements thereto and the mailing and delivering of copies thereof to the Agent and dealers; (ii) the cost of printing or producing this Agreement, any Blue Sky Memorandum, closing documents (including any compilations thereof) and any other documents in connection with the offering, purchase, sale and delivery of the Shares; (iii) all reasonable expenses in connection with the qualification of the Shares for offering and sale under state securities laws as provided in Section 4(i), including the reasonable fees and disbursements of counsel for the Agent in connection with such qualification and in connection with the Blue Sky survey(s); (iv) any filing fees incident to, and the reasonable fees and disbursements of counsel for the Agent in connection with, any required reviews by the Financial Industry Regulatory Authority, Inc. of the terms of the sale of the Shares; (v) the reasonable cost of preparing certificates for the Shares; (vi) the cost and charges of any transfer agent or registrar or dividend disbursing agent; (vii) all reasonable fees and expenses in connection with listing the Shares on the New York Stock Exchange; and (viii) all other reasonable costs and expenses incident to the performance of its obligations hereunder which are not otherwise specifically provided for in this Section 3(d). It is understood, however, that, except as provided in this Section 3(d) and in Section 6 and Section 7(b)(ii), the Agent will pay 50% of the fees of counsel for the Sales Agents; provided that if Shares having an aggregate Sales Price of at least $18,000,000 have not been offered and sold under this Agreement, the Company shall reimburse the Agent for its reasonable out-of-pocket expenses, including the reasonable fees and disbursements of counsel for the Sales Agents, incurred by it in connection with the offering contemplated by this Agreement, up to a maximum reimbursement of $62,500.

Section 4.  ADDITIONAL COVENANTS

The Company covenants and agrees with the Agent as follows, in addition to any other covenants and agreements made elsewhere in this Agreement:

(a)           Exchange Act Compliance.  The Company shall file all documents required to be filed with the Commission pursuant to Section 13, 14 or 15 of the Exchange Act in the manner and within the time periods required by the Exchange Act. During the Agency Period, the Company shall (i) file, on a timely basis, with the Commission all reports and documents required to be filed under Section 13, 14 or 15 of the Exchange Act in the manner and within the time periods required by the Exchange Act and (ii) either (A) include in its quarterly reports on Form 10-Q and its annual reports on Form 10-K, a summary detailing, for the relevant reporting period, (1) the number of Shares sold through the Agent pursuant to this Agreement and (2) the net proceeds received by the Company from such sales or (B) prepare a prospectus supplement or in such other filing permitted by the Securities Act or Exchange Act (each an “Interim Prospectus Supplement”) with such summary information and, at least once per fiscal quarter and subject to this Section 4, file such Interim Prospectus Supplement pursuant to Rule 424(b) under the Securities Act (and within the time periods required by Rule 424(b) and Rule 430B under the Securities Act)).

(b)           Securities Act Compliance.  After the date of this Agreement, the Company shall promptly advise the Agent in writing (i) of the receipt of any comments of, or requests for additional or supplemental information from, the Commission in respect of the Registration Statement, any Rule 462(b) Registration Statement or any amendment or supplement to the Prospectus, or any Free Writing Prospectus, (ii) of the time and date of any filing of any post-effective amendment to the Registration Statement, any Rule 462(b) Registration Statement or any amendment or supplement to the Prospectus or any Free Writing Prospectus, (iii) of the time and date that any post-effective amendment to the Registration Statement or any Rule 462(b) Registration Statement becomes effective and (iv) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or any post-effective amendment thereto, any Rule 462(b) Registration Statement or any amendment or supplement to the Prospectus or of any order preventing or suspending the use of any Free Writing Prospectus or the Prospectus, or of any proceedings to remove, suspend or terminate from listing or quotation the Common Shares from any securities exchange upon which they are listed for trading or included or designated for quotation, or of the threatening or initiation of any proceedings for any of such purposes.  If the Commission shall enter any such stop order at any time, the Company will use its best efforts to obtain the lifting of such order at the earliest possible moment.  Additionally, the Company agrees that it shall comply with the provisions of Rule 424(b), Rule 433 and Rule 430A, as applicable, under the Securities Act and will use its reasonable efforts to confirm that any filings made by the Company under such Rule 424(b) or Rule 433 were received in a timely manner by the Commission.

(c)           Amendments and Supplements to the Prospectus and Other Securities Act Matters.  If any event shall occur or condition shall exist as a result of which it is necessary to amend or supplement the Prospectus so that the Prospectus does not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances when the Prospectus is delivered to a purchaser, not misleading, or if for any other reason it is otherwise necessary to amend or supplement the Prospectus to comply with applicable law, including the Securities Act, the Company agrees (subject to Section 4(d)) to promptly prepare, file with the Commission and furnish at its own expense to the Agent, amendments or supplements to the Prospectus so that the statements in the Prospectus as so amended or supplemented will not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances when the Prospectus is delivered to a purchaser, be misleading or so that the Prospectus, as amended or supplemented, will comply with applicable law including the Securities Act.

(d)           Agent’s Review of Proposed Amendments and Supplements. Prior to amending or supplementing the Registration Statement (including any registration statement filed under Rule 462(b) under the Securities Act) or the Prospectus (including any amendment or supplement through incorporation by reference of any report filed under the Exchange Act), the Company shall use commercially reasonable efforts to furnish to the Agent for review, a reasonable amount of time prior to the proposed time of filing or use thereof, a copy of each such proposed amendment or supplement, and the Company shall use commercially reasonable efforts to not file or use any such proposed amendment or supplement without first consulting with the Agent, and to file with the Commission within the applicable period specified in Rule 424(b) under the Securities Act any prospectus required to be filed pursuant to such Rule.

(e)           Use of Free Writing Prospectus. Neither the Company nor the Agent has prepared, used, referred to or distributed, or will prepare, use, refer to or distribute, without the other party’s prior written consent, any “written communication” that constitutes a “free writing prospectus” as such terms are defined in Rule 405 under the Securities Act with respect to the offering contemplated by this Agreement (any such free writing prospectus being referred to herein as a “Free Writing Prospectus”).

(f)           Free Writing Prospectuses.  The Company shall use commercially reasonable efforts to furnish to the Agent for review, a reasonable amount of time prior to the proposed time of filing or use thereof, a copy of each proposed free writing prospectus or any amendment or supplement thereto to be prepared by or on behalf of, used by, or referred to by the Company and the Company shall use commercially reasonable efforts to not file, use or refer to any proposed free writing prospectus or any amendment or supplement thereto without first consulting with the Agent.  The Company shall furnish to the Agent, without charge, as many copies of any free writing prospectus prepared by or on behalf of, or used by the Company, as the Agent may reasonably request.  If at any time when a prospectus is required by the Securities Act (including, without limitation, pursuant to Rule 173(d)) to be delivered in connection with sales of the Shares (but in any event if at any time through and including the Effective Date) there occurred or occurs an event or development as a result of which any free writing prospectus prepared by or on behalf of, used by, or referred to by the Company conflicted or would conflict with the information contained in the Registration Statement or included or would include an untrue statement of a material fact or omitted or would omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances prevailing at that subsequent time, not misleading, the Company shall promptly amend or supplement such free writing prospectus to eliminate or correct such conflict or so that the statements in such free writing prospectus as so amended or supplemented will not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances prevailing at such subsequent time, not misleading, as the case may be; provided, however, that prior to amending or supplementing any such free writing prospectus, the Company shall use commercially reasonable efforts to furnish to the Agent for review, a reasonable amount of time prior to the proposed time of filing or use thereof, a copy of such proposed amended or supplemented free writing prospectus and the Company shall use commercially reasonable efforts to not file, use or refer to any such amended or supplemented free writing prospectus without first consulting with the Agent.

(g)           Filing of Agent Free Writing Prospectuses.  The Company shall not take any action that would result in the Agent or the Company being required to file with the Commission pursuant to Rule 433(d) under the Securities Act a free writing prospectus prepared by or on behalf of the Agent that the Agent otherwise would not have been required to file thereunder.

(h)           Copies of Registration Statement and Prospectus.  After the Effective Date through the last time that a prospectus is required by the Securities Act (including, without limitation, pursuant to Rule 173(d)) to be delivered in connection with sales of the Shares, the Company agrees to furnish the Agent with copies (which may be electronic copies) of the Registration Statement and each amendment thereto, and with copies of the Prospectus and each amendment or supplement thereto in the form in which it is filed with the Commission pursuant to the Securities Act or Rule 424(b) under the Securities Act, both in such quantities as the Agent may reasonably request from time to time; and, if the delivery of a prospectus is required under the Securities Act or under the blue sky or securities laws of any jurisdiction at any time on or prior to the applicable Settlement Date for any Selling Period in connection with the offering or sale of the Shares and if at such time any event has occurred as a result of which the Prospectus as then amended or supplemented would include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made when such Prospectus is delivered, not misleading, or, if for any other reason it is necessary during such same period to amend or supplement the Prospectus or to file under the Exchange Act any document incorporated by reference in the Prospectus in order to comply with the Securities Act or the Exchange Act, to notify the Agent and to request that the Agent suspend offers to sell Shares (and, if so notified, the Agent shall cease such offers as soon as practicable); and if the Company decides to amend or supplement the Registration Statement or the Prospectus as then amended or supplemented, to advise the Agent promptly by telephone (with confirmation in writing) and to prepare and cause to be filed promptly with the Commission an amendment or supplement to the Registration Statement or the Prospectus as then amended or supplemented that will correct such statement or omission or effect such compliance; provided, however, that if during such same period the Agent is required to deliver a prospectus in respect of transactions in the Shares, the Company shall promptly prepare and file with the Commission such an amendment or supplement.

(i)           Blue Sky Compliance.  The Company shall cooperate with the Agent and counsel for the Agent to qualify or register the Shares for sale under (or obtain exemptions from the application of) the state securities or blue sky laws or Canadian provincial securities laws of those jurisdictions designated by the Agent, shall comply with such laws to the extent applicable and shall continue such qualifications, registrations and exemptions in effect so long as required for the distribution of the Shares.  The Company shall not be required to qualify as a foreign corporation or to take any action that would subject it to general service of process in any such jurisdiction where it is not presently qualified or where it would be subject to taxation as a foreign corporation.  The Company shall advise the Agent promptly of the suspension of the qualification or registration of (or any such exemption relating to) the Shares for offering, sale or trading in any jurisdiction or any initiation or threat of any proceeding for any such purpose, and in the event of the issuance of any order suspending such qualification, registration or exemption, the Company shall use its best efforts to obtain the withdrawal thereof at the earliest possible moment.

(j)           Earnings Statement.  As soon as practicable, but in any event no later than sixteen months after the date of this Agreement, the Company will make generally available to its security holders and to the Agent an earnings statement (which need not be audited) covering a period of at least twelve months beginning with the first fiscal quarter of the Company occurring after the date of this Agreement which shall satisfy the provisions of Section 11(a) of the Securities Act and the rules and regulations of the Commission thereunder.

(k)           Listing; Reservation of Shares.  (a) The Company shall use its best efforts to list, subject to notice of issuance, the Shares on the New York Stock Exchange and maintain the listing of the Shares on the New York Stock Exchange, and (b) the Company will reserve and keep available at all times Shares for the purpose of enabling the Company to satisfy its obligations under this Agreement.

(l)           Transfer Agent.  The Company shall engage and maintain, at its expense, a registrar and transfer agent for the Shares.

(m)           Due Diligence.  On each Representation Date, in connection with any issuance of Shares and otherwise from time to time at the reasonable request of the Agent, the Company shall permit and assist representatives of the Agent and counsel to the Agent to conduct due diligence with the appropriate business, financial and legal representatives and directors of the Company, consistent with such parties’ due diligence prior to the date hereof and otherwise appropriate under the circumstances in the reasonable judgment of the Agent, including but not limited to due diligence regarding the business and financial condition of the Company, reasonable requests for documents, conference calls regarding these matters and conference calls with representatives of the Company’s outside counsel providing legal opinions pursuant to this Agreement and with representatives of the Company’s registered independent accounting firms providing comfort letters pursuant to this Agreement.  Prior to the filing of any document with the Commission that would constitute a Triggering Event specified in Section 4(o), the Company shall use commercially reasonable efforts to furnish to the Agent for review, a reasonable amount of time prior to the proposed time of filing or use thereof, a copy of each such document, and the Company shall use commercially reasonable efforts to not file or use any such document without first consulting with the Agent.

(n)           Representations and Warranties.  The Company acknowledges that each delivery of an Issuance Notice and each delivery of Shares on a Settlement Date shall be deemed to be (i) an affirmation to the Agent that the representations and warranties of the Company contained in or made pursuant to this Agreement are true and correct as of the date of such Issuance Notice or of such Settlement Date, as the case may be, as though made at and as of each such date, except as may be disclosed in the Prospectus (including any documents incorporated by reference therein and any supplements thereto), and (ii) an undertaking that the Company will advise the Agent if any of such representations and warranties will not be true and correct as of the Settlement Date for the Shares relating to such Issuance Notice, as though made at and as of each such date (except that such representations and warranties shall be deemed to relate to the Registration Statement and the Prospectus as amended and supplemented relating to such Shares).

(o)           Deliverables upon a Triggering Event. The Company agrees that, during the term of this Agreement, upon:

(A)           the amendment or supplement of any Registration Statement or Prospectus, including any document incorporated by reference therein (other than an Other Offering Amendment or an amendment to a Current Report on Form 8-K the filing of which would not constitute a Triggering Event pursuant to clause (D) below);

(B)           the filing with the Commission of an Annual Report on Form 10-K or a Quarterly Report on Form 10-Q, or any amendment thereto, in each case, of the Company;

(C)           the delivery of any Shares to the Agent as principal on a Settlement Date, at the Agent’s oral or written request and upon reasonable advance oral or written notice to the Company; or

(D)           the filing with the Commission of a Current Report on Form 8-K of the Company, or any amendment thereto, that is material to the offering of securities of the Company, in the reasonable discretion of the Agent (excluding any Current Report on Form 8-K that is “furnished” pursuant to Item 2.02 or 7.01 of Form 8-K); provided, however, that any Current Report on Form 8-K, or amendment thereto, that relates to the same subject matter that was disclosed in a prior Securities Act or Exchange Act filing by the Company shall not constitute a Triggering Event;

(any such event, a “Triggering Event”), then, unless the requirement is waived in writing by the Agent, the Company shall deliver or cause to be delivered to the Agent on the date of such Triggering Event (or, in the case of a Triggering Event under the foregoing clause (D), as promptly as practicable thereafter, but in any event no later than five (5) Trading Days after the date of such Triggering Event, if it is not reasonably practicable for the Company to deliver or cause to be delivered to the Agent on the date of such Triggering Event the required deliverables hereunder), the following:

(W)           the written legal opinions of: (i) Kramer Levin Naftalis & Frankel LLP, U.S. counsel for the Company, dated the date of delivery in the form of Exhibit B-1; (ii) Reeder & Simpson P.C., Marshall Islands counsel for the Company, dated the date of delivery in the form of Exhibit B-2; and (iii) Seward & Kissel LLP, special counsel to the Company, dated the date of delivery in the form of Exhibit B-3, or, in the discretion of the Agent, a reliance letter from such counsel to the Agent, permitting the Agent to rely on a previously delivered opinion letter, modified as appropriate for any passage of time or Triggering Event (except that statements in such prior opinion shall be deemed to relate to the Registration Statement and the Prospectus as amended or supplemented as of such Representation Date);

(X)           a comfort letter, dated the date of delivery, of Deloitte & Touche LLP, the independent registered public accounting firm who has audited the financial statements included or incorporated by reference in the Registration Statement, in form and substance reasonably satisfactory to the Agent; it being understood that, in the case of clause (d) above, any such comfort letter will only be required for the Triggering Event specified to the extent that it contains financial statements filed with the Commission under the Exchange Act and incorporated or deemed to be incorporated by reference into a Prospectus;

(Y)           a certificate executed by the Secretary of the Company, signing in such capacity, dated the date of such Triggering Event, (i) certifying that attached thereto are true and complete copies of the resolutions duly adopted by the Board of Directors of the Company and the Offering Committee thereof authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, the issuance of the Shares pursuant to this Agreement), which authorization shall be in full force and effect on and as of the date of such certificate, (ii) certifying and attesting to the office, incumbency, due authority and specimen signatures of each Person who executed this Agreement for or on behalf of the Company, and (iii) containing any other certification that the Agent shall reasonably request; provided that the Agent makes such request at least two (2) Trading Days prior to the delivery of such certificate; and

(Z)           a certificate executed by the Chief Executive Officer, the President or any Vice President of the Company and by the Chief Financial Officer of the Company, signing in such respective capacities, confirming that (i) the representations and warranties of the Company contained in this Agreement are true and correct as of the Effective Date, (ii) the Company has performed in all material respects all of its obligations hereunder to be performed by it on or prior to the Effective Date and as to the matters set forth in Section 5(a)(i), and (iii) containing any other certification that the Agent shall reasonably request; provided that the Agent makes such request at least two (2) Trading Days prior to the delivery of such certificate.

(p)           Agent’s Own Account; Clients’ Account.  The Company consents to the Agent trading, in compliance with applicable law, rules and regulations, in the Common Shares for the Agent’s own account and for the account of its clients at the same time as sales of the Shares occur pursuant to this Agreement.

(q)           Investment Limitation.  Neither the Company nor any of its subsidiaries is and, after giving effect to the offering and sale of the Shares and the application of the proceeds thereof as described in the Registration Statement and the Prospectus, none of them will be an “investment company” or an entity “controlled” by an “investment company” within the meaning of the Investment Company Act.

(r)           Company not a “Passive Foreign Investment Company.”  Based on the Company’s existing operations as described in the Prospectus, the Company does not believe that it is, and, after receipt of payment for the Shares or after the application of the proceeds thereof as described in the Prospectus, does not believe that it will become, a “passive foreign investment company” as such term is defined in Section 1297 of the United States Internal Revenue Code of 1986, as amended.

(s)           Company will not be Insolvent.  On and immediately after the date of delivery, the Company (after giving effect to the issuance of the Shares and the other transactions related thereto as described in the Prospectus) will not be Insolvent. As used in this paragraph, the term "Insolvent" means being unable to pay debts as they become due in the usual course of the debtor's business in accordance with Section 2(g) of the Marshall Islands Business Corporations Act.

(t)           Market Activities.  The Company shall not take, directly or indirectly, any action designed to or that would be reasonably expected to cause or result in stabilization or manipulation of the price of the Shares or any other reference security, whether to facilitate the sale or resale of the Shares or otherwise, and the Company shall comply with all applicable provisions of Rule 100 of Regulation M under the 1934 Act.

(u)           Maximum Program Amount.  The Company shall notify the Agent as promptly as practicable when the Maximum Program Amount has been sold pursuant to the Sale Agreements.

(v)           Stand Off Agreement.  Without the written consent of the Agent, the Company shall not, directly or indirectly, offer to sell, sell, contract to sell, grant any option to sell or otherwise dispose of any Common Shares or securities convertible into or exchangeable for Common Shares (other than Shares hereunder), warrants or any rights to purchase or acquire Common Shares, during the period beginning on the first Trading Day immediately prior to the date on which any Issuance Notice is delivered to the Agent hereunder and ending on the first Trading Day immediately following the Settlement Date with respect to Shares sold pursuant to such Issuance Notice (the “Stand Off Period”); provided, however, that such restriction will not be required in connection with the Company’s issuance or sale of (i) Common Shares, options to purchase Common Shares or Common Shares issuable upon the exercise of options or other equity awards pursuant to any employee or director share option, incentive or benefit plan, share purchase or ownership plan, long-term incentive plan, distribution reinvestment plan or other compensation plan of the Company or its subsidiaries, as in effect on the Effective Date, (ii) Common Shares issuable upon conversion of securities or the exercise of warrants, options or other equity awards outstanding at the Effective Date, or (iii) Common Shares or warrants issuable pursuant to the terms of any warrants outstanding at the Effective Date (including any Common Shares or warrants issuable pursuant to the terms of any additional warrants or other securities issued in respect thereof, including pursuant to anti-dilution and preemptive rights provisions), or any other agreement in effect at the Effective Date.

Section 5.  CONDITIONS TO DELIVERY OF ISSUANCE NOTICES AND TO SETTLEMENT

(a)           Conditions Precedent to the Right of the Company to Deliver an Issuance Notice and the Obligation of the Agent to Sell Shares During the Selling Period(s).  The right of the Company to deliver an Issuance Notice hereunder is subject to the satisfaction, on the date of delivery of such Issuance Notice, and the obligation of the Agent to use its commercially reasonable efforts to place Shares during the applicable Selling Period is subject to the satisfaction, on each Trading Day during the Selling Period, of each of the following conditions:

(i)      Accuracy of the Company’s Representations and Warranties; Performance by the Company.  The representations and warranties of the Company contained in this Agreement shall be true and correct as of each applicable Representation Date as though made at such time. The Company shall have performed, satisfied and complied with, in all material respects, all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to such date, including, but not limited to, the covenants contained in Section 4(m) and Section 4(o).

(ii)       No Injunction.  No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction or any self-regulatory organization having authority over the matters contemplated hereby that prohibits or directly and materially adversely affects any of the transactions contemplated by this Agreement, and no proceeding shall have been commenced that would be reasonably likely to prohibit or materially adversely affect any of the transactions contemplated by this Agreement.

(iii)      No Material Adverse Change, Etc. Since the Effective Date: (a) there shall not have occurred any Material Adverse Change; and (b) there shall not have occurred any downgrading in the rating accorded to the Company’s debt securities or preferred stock by any “nationally recognized statistical rating organization”, as that term is defined by the Commission for purposes of Rule 436(g)(2) under the Securities Act, nor shall any such organization shall have publicly announced that it has under surveillance or review, with possible negative implications, its rating of any of the Company’s debt securities or preferred stock.

(iv)      No Suspension of Trading in or Delisting of Common Shares; Other Events.  The trading of the Common Shares (including without limitation the Shares) shall not have been suspended by the Commission, the Principal Market or FINRA since the immediately preceding Settlement Date or, if there has been no Settlement Date, the Effective Date, and the Common Shares (including without limitation the Shares) shall have been approved for listing or quotation on and shall not have been delisted from the Principal Market.  There shall not have occurred (and be continuing in the case of occurrences under clauses (i) and (ii) below) any of the following:  (i) trading or quotation in any of the Company’s securities shall have been suspended or limited by the Commission or by the New York Stock Exchange, or trading in securities generally on the New York Stock Exchange shall have been suspended or limited, or minimum or maximum prices shall have been generally established on any of such stock exchanges by the Commission or FINRA; (ii) a general banking moratorium shall have been declared by either Federal or New York State authorities or a material disruption in commercial banking or securities settlement or clearance services in the United States; or (iii) there shall have occurred any outbreak or escalation of national or international hostilities or any crisis or calamity, or any change in the United States or international financial markets, or any substantial change or development involving a prospective substantial change in United States’ or international political, financial or economic conditions, as in the judgment of the Agent is material and adverse and makes it impracticable to market the Shares in the manner and on the terms described in the Prospectus or to enforce contracts for the sale of securities;

(b)           Documents Required to be Delivered on each Issuance Notice Date.  The Agent’s obligation to use its commercially reasonable efforts to place Shares hereunder shall additionally be conditioned upon the delivery to the Agent on or before the Issuance Notice Date of a certificate in form and substance reasonably satisfactory to the Agent, executed by the Chief Executive Officer, President, Chief Financial Officer or any Vice President of the Company, to the effect that all conditions to the delivery of such Issuance Notice shall have been satisfied as at the date of such certificate (which certificate shall not be required if the foregoing representations shall be set forth in the Issuance Notice).

Section 6.  INDEMNIFICATION AND CONTRIBUTION

(a)                 The Company will indemnify and hold harmless the Agent against any losses, claims, damages or liabilities, joint or several, to which the Agent may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, the Base Prospectus or the Prospectus, or any amendment or supplement thereto, or any Issuer Free Writing Prospectus, or any “issuer information” filed or required to be filed pursuant to Rule 433(d) under the Securities Act, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Agent for any legal or other expenses reasonably incurred by the Agent in connection with investigating or defending any such action or claim as such expenses are incurred; provided, however, that the Company shall not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in the Registration Statement, the Base Prospectus or the Prospectus, or any amendment or supplement thereto, or any Issuer Free Writing Prospectus, in reliance upon and in conformity with written information furnished to the Company by the Agent expressly for use therein (as set forth in Section 6(f)).

(b)                 The Agent will indemnify and hold harmless the Company against any losses, claims, damages or liabilities to which the Company may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, the Base Prospectus or the Prospectus, or any amendment or supplement thereto, or any Issuer Free Writing Prospectus, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in the Registration Statement, the Base Prospectus or the Prospectus, or any amendment or supplement thereto, or any Issuer Free Writing Prospectus, in reliance upon and in conformity with written information furnished to the Company by the Agent expressly for the use therein (as set forth in Section 6(f)); and will reimburse the Company for any legal or other expenses reasonably incurred by the Company in connection with investigating or defending any such action or claim as such expenses are incurred.

(c)                 Promptly after receipt by an indemnified party under this Section 6 of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under such subsection, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to any indemnified party otherwise than under such subsection except to the extent that it has been materially prejudiced (through the forfeiture of substantive rights or defenses) by such failure.  In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party under such subsection for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by such indemnified party, in connection with the defense thereof other than reasonable costs of investigation.  No indemnifying party shall, without the written consent of the indemnified party, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified party is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (i) includes an unconditional release of the indemnified party from all liability arising out of such action or claim and (ii) does not include any statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any indemnified party.

(d)           If the indemnification provided for in this Section 6 is unavailable to or insufficient to hold harmless an indemnified party under subsection (a) or (b) above in respect of any losses, claims, damages or liabilities (or actions in respect thereof) referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Agent on the other from the offering of the Shares.  If, however, the allocation provided by the immediately preceding sentence is not permitted by applicable law or if the indemnified party failed to give the notice required under subsection (c) above, then each indemnifying party shall contribute to such amount paid or payable by such indemnified party in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Company on the one hand and the Agent on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities (or actions in respect thereof), as well as any other relevant equitable considerations.  The relative benefits received by the Company on the one hand and the Agent on the other shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by the Company bear to the total commissions received by the Agent.  The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company on the one hand or the Agent on the other and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.  The Company and the Agent agree that it would not be just and equitable if contribution pursuant to this subsection (e) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above in this subsection (e).  The amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to above in this subsection (e) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim.  Notwithstanding the provisions of this subsection (e), the Agent shall not be required to contribute any amount in excess of the aggregate agent fees received by the Agent in connection with the offering contemplated hereby required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

(e)           The obligations of the Company under this Section 6 shall be in addition to any liability which the Company may otherwise have and shall extend, upon the same terms and conditions, to each person, if any, who controls the Agent within the meaning of the Securities Act and each broker-dealer affiliate of the Agent; and the obligations of the Agent under this Section 6 shall be in addition to any liability which the Agent may otherwise have and shall extend, upon the same terms and conditions, to each officer and director of the Company (including any person who, with his or her consent, is named in the Registration Statement as about to become a director of the Company) and to each person, if any, who controls the Company within the meaning of the Securities Act.

(f)           The statements set forth in the last paragraph under the caption “Plan of Distribution” in the Prospectus constitute the only information furnished by the Agent to the Company for the purpose of Section 2 and this Section 6.

Section 7.  TERMINATION & SURVIVAL

(a)           Term.  Subject to the provisions of this Section 7, the term of this Agreement shall continue from the Effective Date until the end of the Agency Period, unless earlier terminated by the parties to this Agreement pursuant to this Section 7.

(b)           Termination; Survival Following Termination.

                       (i)        Either party may terminate this Agreement prior to the end of the Agency Period, by giving written notice as required by this Agreement, upon at least one (1) Trading Day’s prior written notice to the other party; provided that, (A) if the Company terminates this Agreement after the Agent confirms to the Company any sale of Shares in accordance with the terms hereof, the Company shall remain obligated to comply with Section 3(b)(v) with respect to such Shares, and (B) Section 2, Section 6, Section 7 and Section 8 shall survive any termination of this Agreement.  If termination shall occur prior to the Settlement Date for any sale of Shares, such sale shall nevertheless settle in accordance with the terms of this Agreement.

(ii)      In addition to the survival provision of Section 7(b)(i), the respective indemnities, agreements, representations, warranties and other statements of the Company, of its officers and of the Agent set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation made by or on behalf of the Agent or the Company or any of its or their partners, officers or directors or any controlling person, as the case may be, and, anything herein to the contrary notwithstanding, will survive delivery of and payment for the Shares sold hereunder and any termination of this Agreement.

Section 8.  MISCELLANEOUS

(a)           No Advisory or Fiduciary Relationship. The Company acknowledges and agrees that (i) the transactions contemplated by this Agreement, including the determination of any fees, are arm's-length commercial transaction between the Company, on the one hand, and the Agent, on the other, (ii) in connection therewith and with the process leading to such transaction the Agent is acting solely as a principal and not the agent or fiduciary of the Company, (iii) the Agent has not assumed an advisory or fiduciary responsibility in favor of the Company with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether the Agent has advised or is currently advising the Company on other matters) or any other obligation to the Company except the obligations expressly set forth in this Agreement and (iv) the Company has consulted its own legal and financial advisors to the extent it deemed appropriate.  The Company agrees that it will not claim that the Agent has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Company, in connection with such transaction or the process leading thereto.

(b)           Research Analyst Independence.  The Company acknowledges that the Agent’s research analysts and research departments are required to and should be independent from their respective investment banking divisions and are subject to certain regulations and internal policies, and as such the Agent’s research analysts may hold views and make statements or investment recommendations and/or publish research reports with respect to the Company or the offering that differ from the views of their respective investment banking divisions.  The Company understands that the Agent is a full service securities firm and as such from time to time, subject to applicable securities laws, may effect transactions for its own account or the account of its customers and hold long or short positions in debt or equity securities of the companies that may be the subject of the transactions contemplated by this Agreement.

(c)           Notices.  All communications hereunder shall be in writing and shall be mailed, hand delivered or telecopied and confirmed to the parties hereto as follows:

If to the Agent:

Jefferies & Company, Inc.
520 Madison Avenue
New York, New York 10022
Facsimile: (212) 284-2280
Attention: General Counsel

with a copy to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Facsimile: (212) 455-2502
Attention: Gary Sellers

If to the Company:

To the address of the Company set forth in the Registration Statement
Attention: Secretary

with a copy to:

Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, New York 10036
Facsimile: (212) 715-8000
Attention: Thomas E. Molner

Any party hereto may change the address for receipt of communications by giving written notice to the others in accordance with this Section 8(c).

(d)           Successors.  This Agreement shall be binding upon, and inure solely to the benefit of, the Agent, the Company and, to the extent provided in Section 6, the officers and directors of the Company and each person who controls the Company or the Agent, and their respective heirs, executors, administrators, successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement.  No purchaser of any of the Shares from the Agent shall be deemed a successor or assign by reason merely of such purchase.

(e)           Partial Unenforceability.  The invalidity or unenforceability of any Article, Section, paragraph or provision of this Agreement or any article, section, paragraph or provision of the Alternative Sale Agreement shall not affect the validity or enforceability of any other Article, Section, paragraph or provision hereof.  If any Article, Section, paragraph or provision of this Agreement is for any reason determined to be invalid or unenforceable, there shall be deemed to be made such minor changes (and only such minor changes) as are necessary to make it valid and enforceable.

(f)           Governing Law Provisions.  This Agreement and any matters related to this transaction shall be governed by and construed in accordance with the laws of the State of New York.  The Company agrees that any suit or proceeding arising in respect of this agreement or our engagement will be tried exclusively in the U.S. District Court for the Southern District of New York or, if that court does not have subject matter jurisdiction, in any state court located in The City and County of New York and the Company agrees to submit to the jurisdiction of, and to venue in, such courts. The Company and the Agent hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

(g)           General Provisions.  This Agreement constitutes the entire agreement of the parties to this Agreement and supersedes all prior written or oral and all contemporaneous oral agreements, understandings and negotiations with respect to the subject matter hereof.  This Agreement may be executed in two or more counterparts, each one of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and may be delivered by facsimile transmission or by electronic delivery of a portable document format (PDF) file.  This Agreement may not be amended or modified unless in writing by each of the parties hereto, and no condition herein (express or implied) may be waived unless waived in writing by each party whom the condition is meant to benefit.  The Article and Section headings herein are for the convenience of the parties only and shall not affect the construction or interpretation of this Agreement.

[Signature Page Immediately Follows]

If the foregoing is in accordance with your understanding of our agreement, kindly sign and return to the Company the enclosed copies hereof, whereupon this instrument, along with all counterparts hereof, shall become a binding agreement in accordance with its terms

Very truly yours,

GENERAL MARITIME CORPORATION

By:	/s/ Jeffrey D. Pribor
Name: Jeffrey D. Pribor
Title: Executive Vice President and Chief Financial Officer

The foregoing Agreement is hereby confirmed and accepted by the Agent in New York, New York as of the date first above written.

JEFFERIES & COMPANY, INC.

By:	/s/ Jefferies & Company, Inc.
(Jefferies & Company, Inc.)

EXHIBIT A

ISSUANCE NOTICE

[Date]

Jefferies & Company, Inc.
520 Madison Avenue
New York, New York 10022

Attn: [__________]

Reference is made to the Open Market Sale Agreement between General Maritime Corporation, a Marshall Islands corporation (the “Company”) and Jefferies & Company, Inc. (the “Agent”) dated as of June 9, 2011.  The Company confirms that all conditions to the delivery of this Issuance Notice are satisfied as of the date hereof.

Effective Date of Delivery of Issuance Notice (determined pursuant to Section 3(b)(i)): _______________________

Issuance Amount (equal to the total Sales Price for such Shares):

$
Number of Days in Selling Period:
First Date of Selling Period:
Last Date of Selling Period:
Settlement Date(s) if other than standard T+3 settlement:

Floor Price Limitation (in no event less than $1.00 without the prior written consent of the Agent, which consent may be withheld in the Agent’s sole discretion): $ ____ per share

Comments: ___________________________________________________________________________

By:
Name: